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                                                                     EXHIBIT 4.4


                                AMENDMENT No. 3

                         to Second Amended and Restated

                           Investor Rights Agreement



                               theglobe.com, inc.


                                April ___, 1999
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                 AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED

                           INVESTOR RIGHTS AGREEMENT

     This Amendment No. 3 to Second Amended and Restated Investor Rights Agreement (the "Third Amendment") is entered into as of the ____ day of April 1999, by and among theglobe.com, inc., a Delaware corporation (the "Company"), and the Investors, as defined in the Second Amended and Restated Investor Rights Agreement, as amended (the "Agreement"). Capitalized items used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Investors hold registration and information rights pursuant to the Agreement;

     WHEREAS, the Investors, with the written consent of the Company, have amended certain provisions of the Agreement pursuant to each of Amendment No. 1 to Second Amended and Restated Investor Rights Agreement, dated August 31, 1998 (the "First Amendment"), and Amendment No. 2 to Second Amended and Restated Investor Rights Agreement, dated April 9, 1999 (the "Second Amendment"); and

     WHEREAS, pursuant to Section 2.10 of the Agreement, the Holders of a majority in interest of the Registrable Securities desire to amend certain provisions of Section 2 of the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     Section 2.9 of the Agreement is hereby deleted in its entirety and is replaced with the following:


          2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (i) is a Holder's family member or trust for the benefit of an individual Holder, or (ii) acquires at least ten thousand (10,000) shares of Registrable Securities prior to conversion to Common Stock or one hundred thousand (100,000) shares of Registrable Securities issued upon conversion of the Shares (as adjusted for stock splits, combinations and the like that occur after the original issuance of such shares); provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and
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     address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement; provided, further, that such transfer shall have been made in compliance with the Bylaws, as applicable. Additionally, any Holder may transfer or assign all or a portion of such Holder's right to include Registrable Securities in a registration statement, after taking into account any underwriters' cutbacks applicable to such Holder, to any other Holder bound by the terms of this Agreement.

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment
No. 3 to Second Amended and Restated Investor Rights Agreement as of the date set forth above.

theglobe.com, inc.                              Investor


By:______________________________               By:___________________________
   Todd V. Krizelman                               Name:
   Co-Chief Executive Officer and                  Title:
   Co-President


By:______________________________
   Stephan J. Paternot
   Co-Chief Executive Officer,
   Co-President and Secretary